SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)   January 29, 2008

MAX NUTRITION, INC.
(Exact name of Registrant as specified in its charter)
Nevada	333- 141327	26-0162321
(State or other jurisdiction of incorporation or organization)	(Commission File number)	(IRS Employer Identification No.)

c/o American Union Securities
100 Wall St. 15th Floor
New York, NY 10005
(Address of principal executive offices) (Zip Code)

212-232-0120
(Registrant’s Telephone Number, Including Area Code)

8531 Santa Monica Blvd., West Hollywood, CA 90069
 (Former Address If Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.
Item 5.01 Changes in Control of Registrant.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Report on Form 8-K contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the biotech industry as it relates to animal feed and fertilizer, worldwide economics and the Company itself. Statements, including without limitation, those related to: future revenue, earnings, margins, growth, cash flows, operating measurements, tax rates and tax benefits; expected economic returns; projected 2008 operating results and dividend rates;  achievement of the Company vision; future growth or success in specific countries, categories or market sectors; liquidity; capital resources and market risk are forward-looking statements. In addition, words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.

Our historical operating results are not necessarily indicative of the results that may be expected in the future. The Risk Factors included here are not exhaustive. Other Risk Factors exist, and new Risk Factors may emerge from time-to-time, that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Overview

On January 29, 2008, a closing (the “Closing”) was held pursuant to an Agreement and Plan of Reorganization, dated as of January 29, 2008, (the “Agreement”) by and among the Company, Nicholas Stone (the “Control Stockholder”) and American Spring Pharmaceutical, Inc., a Delaware corporation (“ASPI”).  Pursuant to the Agreement, ASPI purchased an aggregate of 7,700,000 shares of the 10,000,000 shares of the Company’s issued and outstanding stock for $183,000.00 or approximately $0.0238 per share and ASPI’s transfer of 100% of the issued and outstanding shares of Gansu Biology Science and Technology Stock Co., Ltd (“GDBS”) to the Company in exchange for 20,000,000 shares of the Company’s common stock.  Upon completion of the transaction, ASPI, will distribute the 27,700,000 shares of Company common stock it received from the Company and the Company’s principal shareholder to its shareholders, pro rata.  Nicholas Stone has agreed to indemnify the Company and ASPI and its shareholders against any liabilities arising out of any breach of the Agreement by the Company.

ASPI is the owner of all of the issued and outstanding shares of GDBS, a corporation organized under the laws of the People’s Republic of China (“PRC”) and a developer, producer and marketer of additives for fertilizers and animal feed that have been enhanced through the addition of particular bacteria.

Under the terms of the Agreement, all of the present officers and directors of the Company resigned and Qi Jinjun, the Chairman and CEO of GDBS, became the sole officer and director of the Company.  The Agreement required that the Company complete the disposition of all of its “Max Nutrition” assets prior to closing.

The consummation of the Closing is subject to the Company completing its Annual Report on Form 10-KSB and the initiation of a certain level of quotations in the Company’s common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of January 29, 2008 by (i) each of our Directors, (ii) each of our Executive Officers, (iii) each person who is known by us to own beneficially more than 5% of the common stock; (iv) all Directors and Officers as a group; and all persons receiving shares in connection with the Closing.

	Number of	Percentage of
Name and Address (1)	Shares	Class

Qi Jinjun (2)	11,520,000	38.40%
Dasheng Trading Co. Ltd (2)	6,504,000	21.68%
Zhang Leshan	3,000,000	10.00%
Zhao Shirong	1,488,000	4.96%
Hou Bingqian	1,488,000	4.96%
Warner Technology & Investment Corp. 18 Kimberly Court East Hanover, NJ 07936	400,000	1.33%
American Union Securities, Inc. 100 Wall Street 15th Floor New York, NY 10005	900,000	3.00%
Huaqin Zhou	1,200,000	4.00%
Xiaojin Wang	1,200,000	4.00%
Gary B. Wolff, P.C. 485 Madison Avenue New York, NY	600,000	2.00%
All officers and directors as a group (1) one person. (2)	18,024,000	60.10%

(1)	Unless otherwise indicated, the address of all shareholders is c/o GDBS, Bldg B, 17th Floor, Century Plaza, Qingyang Rd., Lanzhou, Dansu Province, PRC.
(2)	Dasheng Trading Co. Ltd., is owned by Qi Jinjun. Shares owned by Qi Jinjun do not include shares owned by Dasheng Trading Co. Ltd.

There are no family relationships among the former shareholders of ASPI, except that Dr. Huakang Zhou is the chairman of the board and a majority shareholder of Warner Technology & Investment Corp. Xiaojin Wang is the wife of Dr. Huakang Zhou.

These shares were issued in reliance on the exemption afforded by section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering. Each of the recipients of stock has executed a letter evidencing his investment intent. The share certificates will bear an appropriate restrictive legend and stop transfer instructions will be maintained with the Company’s transfer agent.

After the Closing the Company has 30,000,000 shares of common stock outstanding.

BUSINESS

General

By reason of the closing under the Agreement, Gansu Dasheng Biology Science and Technology Stock Co., Ltd. (“GDBS”) became the wholly owned subsidiary of the Company and is the only operating subsidiary of the Company.  GDBS was incorporated on October 16, 2002, in Lanzhou City, Gansu Province, with a registered capital of RMB 32.08 million Yuan (equivalent to $3,876,000 at the date of formation), under the laws of the People’s Republic of China (“PRC”). GBDS engages in developing, manufacturing and marketing artificial and high-efficiency microorganisms (“AM/HM”) based biological bacterial blends which are incorporated into fertilizers and livestock feed.

In January 2004, GDBS acquired an 80% interest of Lüshen Bio-tech Co., Ltd. (“Lüshen”) from an independent third party for RMB0.8 million (equivalent to $96,659 at date of acquisition). Lüshen was incorporated on October 12, 2000, in the City of Haikou, Hainan Province, under the laws of the PRC. Lüshen engages in developing, manufacturing and marketing AM/HM- based biological bacterial blends.

In December 2005, GDBS acquired a 60% interest of Elemiss Food Co., Ltd. (“Elemiss”) from an independent third party for RMB3.0 million (equivalent to $371,738 at date of acquisition). Elemiss was incorporated on November 25, 2002, in the City of Yangling, Shaanxi Province, under the laws of the PRC. Yangling is the locus of China’s first and only Agricultural High-Tech Demonstration Zone. Elemiss engages in developing, manufacturing and marketing AM/HM-based biological bacterial blends, food additives and nutritional products.

The above entities, as combined, are hereinafter referred to as “Dasheng”, “GDBS” or the “Company”.

PRODUCTS

Overview

The Company’s current product mix includes AM and HM based biological bacterial blends for both livestock feeding and crop cultivation; Bulgarian lactobacillus livestock feed additives, and biological preservatives.

Principal products

(1)AM/HM-based biological bacterial blends

The Company has developed two categories of AM/HM-based biological bacterial blends, one for crop cultivation, and the other for livestock feeding. These bacterial blends, composed of the Company’s proprietary and specially cultivated strain solution, Bulgaria lactobacillus, beer microzyme, and dark red spirilla, among other ingredients, can, in the opinion of management, substantially increase the beneficial microorganism colonies in soil and livestock feed, while inhibiting the reproduction of harmful fungi and putrefactive bacteria, and are intended to improve nutrient absorption, and reduce crop and livestock diseases. Management believes that the metabolites and mycelia generated by the above beneficial bacterial blends can also help decompose residual pesticide and other accumulated toxic matters, while increasing the organic nutrient content in soil and feed and thereby lead to higher meat and crop yields.

(2)Bulgarian lactobacillus livestock feed additive

This feed additive is intended to soften the livestock feed and restrain the growth and reproduction of pathogenic bacteria, while supplying beneficial nutriments such as organic acid, vitamins, enzyme, antibiotics, mycelium protein, as well as other growth-enhancing substances, thereby balancing the nutrients in the feed.

(3) Biological preservatives

When applied to animal specimens, the nontoxic, colorless, and side-effect free liquid helps preserve superior quality specimens for scientific research. When sprayed on agricultural produce, it can preserve the freshness under normal atmospheric and temperature conditions.

Products in development

The Company is currently developing such products as bio-organic fertilizer, AM-based condensed biological liquid fertilizer, AM foot lotion and AM nutraceuticals.

Production capacity

The Company’s Lanzhou plant has a designed AM-/HM-based biological bacterial blends output capacity of 2,000 metric tons per year, including 1,400 metric tons for crops and 600 metric tons for live stock feeding. The actual AM output in 2007 was 545.15 metric tons; HM 81.31 metric tons.

Lüshen has a designed AM/HM output capacity of 1,700 metric tons per year, including 50% of AM and HM each, and preservatives output capacity of 40 metric tons per year. The actual AM output in 2007 was 712.22 metric tons, HM 833.19 metric tons, and natural biological preservatives 16.84 metric tons.

Elemiss has a designed output capacity of 1,200 metric tons per year, and the actual output for 2007 was 913.03 metric tons.

Intellectual properties & other certifications

The Company is the proprietary owner of two national patents: “A preparation method for preservative used for animal specimens” (patent No. ZL 88105221.3) and “A manufacturing method for Sheep's placental extract” (patent No. ZL 03134402.X). The Company is also expecting approval of a third national patent for “A preparation method for special yield- and quality-enhancing bacterial blends” (application No. 2005100857129). The Company is the proprietary owner of two trademarks: DSTM (trademark No. 1684077) and Lüshen BiotechTM (trademark No. 1969521).  No assurance is given that these patents will provide meaningful protection to the Company in the event of any infringement or alleged infringement or that a court will not find that these patents infringe upon any patents held by others.

Dasheng obtained ISO-9001quality management systems certification for its AM & HM-based bacterial blends manufacturing process in July 2007.

In September 2002, DS AM biological bacterial blends and DS Bulgarian lactobacillus live stock feed additive were certified by the China Green Product Development Center as a “Grade A Green Food Raw Material”, with which the Company is eligible to put “Green Food” label on its feed additives.

In October 2004, DS AM-based biological bacterial blend was certified as an additive in microbial fertilizer by the Ministry of Agriculture.

RESEARCH & DEVELOPMENT

The Company maintains research partnerships with the Beijing Central Research Lab, Gansu DS Bio-Engineering Institute in Lanzhou and Hainan Lüshen Bio-Engineering Lab. These three parties carry out R&D projects through collaboration with Lanzhou University College of Life Sciences, Lanzhou Agricultural University, and Chinese Academy of Agricultural Science. The three labs develop new products such as bio-organic fertilizers for potato, corn and rice cultivation, organic foliar fertilizers, AM-based concentrated biological liquid fertilizers, pig feed additive, AM foot lotion, and AM cosmetics. The Company maintains a first right of refusal to purchase all new research results for exclusive proprietary use.

PRODUCTION FACILITIES & EQUIPMENT

Manufacturing Plants
The manufacturing plant at 116 Wanxi Road, Lanzhou, Gansu Province covers a total area of 46,400 sq meters, with a net use area of 26,300 sq meters.

The Company’s manufacturing plant located at Hongming Farm in Haikou City, Hainan Province, occupies an area of 22,142 sq meters, with a net use area of 6,940 sq meters, including 4,100 sq meters of office and workshop space.

The Company’s manufacturing plant located at West Xingyang Road, Yangling County, Shaanxi Province, covers an area of 8,600 square meters, with a net use area of 2,600 square meters, including 2,000 square meters of office and workshop space

The Company owns each of its facilities free of any mortgage.

Key equipment
The principal equipment used in the production process includes (1) Twenty two 20m3 stainless steel aerobic fermentation tanks; (2) Thirty Five Hundred 220-Liter anaerobic fermentation barrels; (3) Four 1,500kg/hour aseptic automatic filling lines; in addition to (4) water purification equipment; and (5) lab testing equipment. Substantially all of the equipment described above used was purchased between 2001 and 2002.

All the Company’s three manufacturing plants have unconstrained access to utilities including water, electricity, gas and communication infrastructure to meet their production needs.

MATERIALS SUPPLY

The principal materials needed for production include bacterial stock solutions, culture medium, and microzyme. The original strain stock solutions used in production are developed in  the Beijing Central Research Lab, and supplied to the Company through Dasheng Trading Co., Ltd. The Company then develops and reconstitutes bacteria from the original stock solutions (“mother bacteria”), and redistributes the mother bacteria solutions to the three manufacturing plants in Lanzhou, Yangling and Haikou.   While Dasheng Trading Co. Ltd. has been a principal supplier to the Company (See “Risk Factor – Principal Supplier”), management intends to reduce its reliance on this related supplier in the future.

Other raw materials used in the three manufacturing plants include honey, sugar, and fermentation agents. The Lanzhou plant purchases these raw materials from Dasheng Trading Co., Ltd., while the Yangling and Haikou plants both purchase them locally.  Management believes that there are adequate alternative sources of supply for each of these raw materials.

AM/HM PRODUCTION PROCESS

The following diagram demonstrates the typical production process of the AM-/HM- based bacterial blends.

EMPLOYEES
The Company currently has 652 full time employees, including 236 at the Company headquarters in Lanzhou, 279 in Lüshen, and 137 in Elemiss. In total, 4% hold management positions, 10% in administrative positions, 7% in R&D, 22% in sales & marketing, and the remaining 57% on the production line. The average age of these employees is 33 years. 60% of the employees have at least a junior college degree.  The Company purchases pension insurance, medical insurance and unemployment insurance for all full time employees in accordance with China’s Labor Law.  The Company’s employees are not represented by a collective bargaining unit. Management considers the Company’s relationships with its employees to be satisfactory, and management believes that should the Company require additional employees at any of its facilities that it will be able to meet its needs from the locally available labor pool.

COMPETITION

1.	Domestic bio-fertilizers and livestock feed additives market
The Company’s main competitors include Jiangxi Tianyi Bioengineering Development Co., Ltd., Guangxi Nanguochun Bioengineering Development Co., Ltd., Shaanxi Bodisen Bioengineering Co., Ltd., Chengdu Nengsheng Biotech Co., Ltd., and Dalian Sanke Tech (Group) Co., Ltd.
Management believes that the Company’s AM/HM-based bacterial blends and Bulgarian lactobacillus live stock feed additive have the following competitive advantages:
a.	The Company’s products are fully decomposable, non-toxic, non-hazardous, and pollutant-free;
b.
The Company’s AM/HM bacterial blend consists of over 30 different types of effective and viable bacteria, including a special bacterium that facilitates the co-existence of all the bacterial strains. The total number of effective and viable bacteria in the Company’s products far exceeds the national standard of 1x 10[8];

c.
The Company has developed AM/HM bacterial blends for crop cultivation and livestock feeding purposes. Within each of the two categories, the Company has further developed narrow-spectrum bacterial blends for specific uses, such as for use on certain crops, livestock, and fishery. The Company also adjusts its AM/HM bacterial blends for the climate and soils of northern, central and southern China;

d.
Tests conducted by the Company indicate that the use of AM/HM bacterial blends for crop cultivation significantly reduces the use of fertilizers, inhibits pests, improves soil quality, while enhancing crop output. Tests conducted by the Gansu Provincial Product Quality Control Institute also indicate that use of AM/HM bacterial blends for livestock significantly lowers the cholesterol and fat levels, while significantly increasing the protein level in the meat;

e.	AM-/HM-based bacterial blends have super stable physical-chemical properties and low pH value, with normal temperature shelf life of over a year;
f.
The Company is the proprietary owner of the core technologies used in the manufacturing process. It has also obtained official certifications including National Fertilizer Certificate, National Green Product Certificate, National Feed Additive Certificate, for its products.

2.	Domestic biological preservatives market
The Company’s major competitor is Chengdu Huataier Bioengineering Co., Ltd. In comparison with similar products manufactured by its competitor, the Company’s biological preservatives have the following advantages:
a.	can be applied under normal temperature and atmospheric conditions;
b.	is a wide-spectrum preservative that can be applied to fruits, vegetables, forestry, as well as foodstuff;
c.	can achieve better or the same effect with relatively small dosage, and at a lower cost.

The Company seeks to compete in the marketplace by offering superior products at comparable prices.

MARKETING & SALES

The Company sells its products through a combination of direct and indirect selling methods. It currently employs 142 full time sales professionals, including 40 at the Company headquarters in Lanzhou, responsible for northern China, 72 in Haikou, responsible for southern China and 30 in Yangling, responsible for central China. The Company has set up 13 regional sales companies throughout China, which markets the Company’s products through a network of 21 provincial level general distributors and 80 city/county level distributors. The Company employs a target-profit pricing method. The headquarters in Lanzhou determines the target profits for each of the three manufacturing plants, which in turn work directly with general distributors to determine the prices of each of the product series sold into the local distribution channel.

In an effort to provide expedient services and save on shipping costs, the Company has set up a repackaging center in Yangling, Shaanxi Province, where China’s first and only Agricultural High-tech Demonstration Area is located. The Company is also making active efforts to expand into the international markets, having signed distribution contracts with agencies in Sydney, Australia, and New York as of December 2007.

The major customers of the Company are a variety of institutional buyers, including state-owned farms and plantations, fertilizer and feedstock manufacturers, agricultural supplies companies, and agrotech research institutes across China. .  The Company does not depend on any particular customer for sales of its AM/HM and Bulgarian lactobacillus feed additive. In the last fiscal year, roughly one quarter of the Company’s biological preservative sales was made to Hainan Provincial Medical Institute, and another 17.5% to Hainan Wushi Farm. The loss of these customers could have a material adverse effect on the Company’s business. Management believes that the use of hazard-free biological preservatives will become more widespread and the Company will be able to sell preservatives to a wider array of customers, thereby significantly lower its dependence on any single customer.

Within the Company’s agricultural markets, a significant portion of the required sales effort includes providing customers with follow-up analysis regarding the efficacy of the Company’s products.  The Company’s future growth is dependant upon the Company being able to provide this type of benefit analysis to its customers and the Company intends to increase the number of its staff capable of providing such information as a part of its marketing effort.

BACKLOG

The Company does not have any backlog.

Environmental Matters

The Company’s operations are in full compliance with national, provincial or local provisions which have been enacted or adopted regulating the discharge of materials into the environment The Company does not use any raw materials that are or can be regulated or may be deemed hazardous under certain national, provincial or local regulations with respect to the environment. Nor does the production process itself generate any unusual hazardous substance that do not meet the national, provincial or local environmental regulatory requirements.

LEGAL PROCEEDINGS

The Company is not party to any legal proceedings.

MANAGEMENT
Qi Jinjun, Chairman and CEO, aged 40, is an entrepreneur with nearly 20 years of experience in agrotech research and agribusiness management.  Mr.Qi started his career as a technician at the Agrotech Extension Station in Pengyuan County, Gansu Province in 1988. In 1994, he founded Gansu Xingshun Trade Co., Ltd., which four years later acquired the then state-owned Lanzhou Anning Food Factory to form the predecessor of the Company. Mr. Qi was instrumental in the development and commercialization of the Company’s key products, AM/HM-based biological bacterial blends and Bulgarian lactobacillus live stock feed additive. He is the author of 18 papers on agricultural technologies. Among his other engagements, Mr. Qi is a Vice Chairman of the Gansu Chapter of the All China Youth Federation, a deputy to the Gansu Provincial People’s Political Consultative Conference, a Vice Chairman of the Gansu Private Technological Enterprises Association. Mr. Qi has a bachelor’s degree in Agricultural Sciences from Gansu Agricultural University, and a master’s degree in management from Lanzhou University. He is currently pursuing a joint EMBA degree by Tsinghua University in Beijing, China, and the Australian National University in Canberra, Australia.

RISK FACTORS

Acceptance of Products.

The Company is marketing an array of patented and proprietary non-hazardous fertilizers and livestock feed products.  Alternative products exist for each the Company’s products.  These alternative products are frequently petroleum based and have a proven track record.  In order to continue its sales growth, the Company must convince potential customers of the benefits of its products.

Potential Competing Products may Make our Products Obsolete.

While Management believes that the Company’s products are the leading edge within their market and offer significant advantages over their competitors, we cannot predict whether further advances in biotechnology will render the products we offer obsolete.
Suppliers.

The Company's ability to competitively price its products depends on the cost of its raw materials including bacterial stock solutions, culture medium, and microzyme.  In recent periods, a principal shareholder of the Company, Dasheng Trading Co., Ltd., which is owned by another principal shareholder Qi, Jujin, has also been our principal supplier.  We purchased 58.4% of our raw materials from Dasheng Trading  Co. Ltd. for the three months ended September 30, 2007.  Management is aware of the potential for conflict inherent in such transactions.  Since many of our raw materials are available from other sources, management intends to reduce our reliance on Dasheng Trading  Co. Ltd. in the future.
Customers.

The major customers of the Company are a variety of institutional buyers, including state-owned farms and plantations, fertilizer and feedstock manufacturers, agricultural supplies companies, and agrotech research institutes across China.  While generally the Company does not depend on any particular customer for a large portion of its revenues, occasionally, as new products are introduced, one customer will account for a large portion of the Company’s sales.  In particular, in the 2006 fiscal year, roughly one quarter of the Company’s preservative sales was made to Hainan Provincial Medical Institute, and another 17.5% to Hainan Wushi Farm. The loss of these customers could have a material adverse effect on the Company’s business. Management believes that the use of hazard-free biological preservatives will become more widespread and the Company will be able to sell preservatives to a wider array of customers, thereby significantly lower its dependence on any single customer.

Implementation of Growth Strategy.

As part of its growth strategy, the Company seeks to expand its every aspect of its business.  The Company will expand its production capacity through the acquisition of new equipment and increase its sales and marketing effort by hiring additional personnel to perform efficacy tests for its customers.  If the Company is unable to grow in a controlled an organized manner, it may experiences disruptions in supply, production or marketing which impair its customer goodwill and are detrimental its long term results.

Government Regulation.

The Company's business is affected by changes in government and regulatory policies in China and while management does not believe that these regulations presently have a material effect on the Company, the future of governmental regulation is impossible to predict.

Retaining and Attracting Qualified Personnel.

The Company is dependent on the efforts and abilities of its sole officer and director, Qi Jinjun.  While we believe that Mr. Qi can presently mange the Company’s affairs without additional officers and directors, as the Company grows, it is likely to need to hire additional management personnel.  Accordingly, the Company’s future success is dependant both on retaining Mr. Qi, who does not have any employment agreement with the Company, and on its ability to identify, attract and retain additional qualified management personnel.  Competition for such employees in the biotech industry is intense and failure to retain or attract key employees could adversely impact the Company.

The Company may not be entitled to certain benefits that it receives from the Chinese Government.

As a manufacturer of fertilizer and feed additives for agricultural use, the Company enjoys VAT and operations taxes breaks under current Chinese law. There is no foreseeable change of such an exemption, however, no assurance can be given that the current Chinese tax law will not change in the future.

We May Never Have an Active Trading Market.

Although our stock is listed on the Over the Counter Bulletin Board established by NASDAQ (the “OTCBB”) under the symbol MXNU, it has not traded. Accordingly, there can be no assurances that a market for our common stock will be established. The market for our common stock will be influenced by a number of factors relating to our operations.  Accordingly, even if a trading market does develop, it may not be maintained or trading may not be at sufficient levels to provide liquidity.

Our Common Stock is Likely to be A “Penny Stock”

Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on the NASDAQ Stock Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade in it on an unsolicited basis.

 Broker-Dealer Requirements May Affect Trading and Liquidity of Our Common Stock

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account.

Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stock."  Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

Possible Anti-Takeover Impact of Un-issued Preferred Stock

The Company’s Articles of Incorporation provide for the issuance of up to 1,000,000 shares of preferred stock in series with rights, privileges and limitations as determined by the Board of Directors, without shareholder approval. No shares of preferred stock have been designated and none are issued and outstanding. Furthermore there are no plans or commitments to issue any shares of preferred stock. The Board of Directors believes that the authorization of “blank check” preferred stock in the Articles of Incorporation provides the Company with needed flexibility for corporate planning. However, “blank check” preferred stock could be utilized as an anti-takeover tool or its issuance could dilute the interests of shareholders.
Need for Additional Financing

In order to expand our business, we will require additional financing. There are no commitments for the same and no assurance can be given that additional financing cannot be obtained on terms that will not dilute the interests of our present shareholders.

Our Principal Shareholders Control Us.

Qi Jinjun and Dansheng Trading Co. Ltd., received  11,520,000 (38.4%) and 6,504,000 (21.68%) of our shares, respectively, at the Closing under the agreement.  Mr. Qi owns Dasheng Trading  Co. Ltd.  As a result, Mr. Qi is likely to be in a position to control the Company’s affairs for the foreseeable future.

Selected Financial Data
The following data should be read in conjunction with the financial statements included elsewhere herein.
Balance Sheet Data:
	June 30, 2007	September 30, 2007

Total Current Assets	$ 10,905,889	$ 12,324,002

Total non-Current Assets	$ 4,485,112	$ 4,466,165

Total Assts	$ 15,391,001	$ 16,808,167

Liabilities and Stockholder Equity

Total Current Liabilities	$ 2,497,161	$ 2,873,374

Total Long Term Liabilities	$ 2,418,335	$ 2,456,807

Minority Interest	$ 1,342,738	$ 1,513,980

Total Liabilities	$ 6,258,234	$ 6,844,161

Stockholders' Equity	$ 9,133,767	$ 9,964,006

Total Liabilities and
Stockholders Equity	$ 15,391,001	$ 16,808,167

Income Statement Data:
	For Years Ended June 30,		For Three Months Ended September 30
	2007	2006	2007	2006
			(unaudited)
Net Revenues	$9,961,792	$7,351,068	$3,006,437	$2,168,862
Gross Profit	$4,166,651	$3,209,963	$1,194,682	$791,738
Net Income	$1,991,535	$1,499,832	$655,855	$302,347

Management's Discussion and Analysis of Financial Condition and Results of Operations

RESULTS OF OPERATIONS - FISCAL 2007 COMPARED TO FISCAL 2006

The Company has one reportable segment that is engaged in manufacturing and marketing certain products that are primarily fertilizer and livestock feed.

Net Revenue increased from $7,351,058 in fiscal 2006 to $9,961,792 in fiscal 2007, an increase of $2,610,734 or 35.6%. Gross Profit increased from $3,209,963 in fiscal 2006 to $4,166,651 in fiscal 2007, an increase of $956,688 or 29.8%. The higher revenues and gross profits reflect a greater acceptance of the Company’s products, as both price and sales volume increased from last year.  As a result of increased sales and increased gross profit (with relative stability in operating expenses), net income increased from $1,471,073 in fiscal 2006 to $2,021,229 in fiscal 2007, an increase of $550,156 or 37.4%.

RESULTS OF OPERATIONS - FIRST QUARTER 2008 COMPARED TO FIRST QUARTER 2007

The Company has one reportable segment that is engaged in manufacturing and marketing certain products that are primarily fertilizer and livestock feed.

Net Revenue increased from $2,168,862 in Q1 of fiscal 2007 to $3,006,437 in Q1 of fiscal 2008, an increase of $837,575 or 38.6%. This is due to a combination of the price increase of our products and increased sales. Gross Profit increased from $791,398 in Q1 of fiscal 2007 to $1,194,682 in Q1 of fiscal 2008 an increase of $402,944 or 50.9%. The higher revenues and gross profits reflect a greater acceptance of the Company’s products.   As a result of increased sales and increased gross profit (with relative stability in operating expenses), Net Income increased from $302,346 in Q1 of fiscal 2007 to $655,856 in Q1 of fiscal 2008, an increase of  $353,510 or 116.9%.

LIQUIDITY AND CAPITAL RESOURCES

The Company continued to strengthen its balance sheet in fiscal 2007 and the first quarter of fiscal 2008. Total assets and stockholders’ equity have both increased. The Company utilizes short term bank financing to provide for its liquidity needs as the Company is typically paid for its products on a basis that is adequately prompt to allow the Company to operate at present levels and to sustain growth.  However, to continue growth, the Company must higher additional personnel with technical training to provide efficacy assessments to the Company’s customers.  Also, present plant capacity is not, in the opinion of management, adequate for the Company’s anticipated growth.  Management will seek additional equity or debt financing for the Company to permit the hiring of additional personnel and plant expansion. However, the Company does not have any commitments for additional financing and no assurance is given that any additional financing will be available or that, if available, it will be on terms that are favorable to our shareholders.

Related Party Transactions

Mr. Qi Jinjun is the owner of Dasheng Trading Co., Ltd., a principal supplier to the Company.  Dasheng Trading Co. Ltd. is also one of our principal shareholders.  Management believes that all transactions with Dasheng  Trading Co. Ltd. were on a basis no more favorable to Dasheng Trading Co. Ltd than would have been obtained from a third party.  However, to appearance of a conflict, management intends to seek to reduce the Company’s dependence on Dasheng Trading  Co. Ltd. as a supplier in the future.

Mr. Qi Jinjun and Dasheng Trading Co. Ltd., received 11,520,000 (38.4%) and 6,504,000 (21.68%) of our shares, respectively, at the Closing under the agreement.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements.

(i)
Consolidated Financial Statements of Gansu Dasheng Biology Science and Technology Stock Co., Ltd and Subsidiaries for the Fiscal Years Ended June 30, 2007 and 2006 (with report of independent registered accounting firm thereon).

(ii)	Consolidated Financial Statements of Gansu Dasheng Biology Science and Technology Stock Co., Ltd and Subsidiaries for the Three Months Ended September 30, 2007 and 2006 (Unaudited).

(b)	Pro-Forma Financial Information

          None.

(c)	Exhibits

10.1	Agreement and Plan of Reorganization, dated as of January 29, 2007, by and among the Company, Nicholas Stone and American Spring Pharmaceutical, Inc.,

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Max Nutirtion, Inc.

By:	/s/ Qi Jinjun
Name: Qi Jinjun Title: Chairman and CEO

Dated: January 30, 2008

GANSU DASHENG BIOLOGY SCIENCE AND TECHNOLOGY STOCK CO., LTD. AND SUBSIDIARIES

JUNE 30, 2007

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Contents                                                                                                                                                           Page(s)

Notes to the Consolidated Financial Statements.............................................................................................................................................. F-7 to F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Gansu Dasheng Biology Science and Technology Stock Co., Ltd.

We have audited the accompanying consolidated balance sheet of Gansu Dasheng Biology Science and Technology Stock Co., Ltd. and Subsidiaries (the “Company”) as of June 30, 2007, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the fiscal years ended June 30, 2007 and 2006.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2007, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for the fiscal years ended June 30, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/Li & Company, PC
Li & Company, PC

Skillman, New Jersey
January 11, 2008

GANSU DASHENG BIOLOGY SCIENCE AND TECHNOLOGY STOCK CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET June 30, 2007

ASSETS
CURRENT ASSETS:
Cash	$1,316,569
Accounts receivable, net of allowance for doubtful accounts of $ 243,398	3,180,325
Inventories	833,436
Due from related parties	3,149,966
Prepayments and other current assets	2,425,593

Total Current Assets	10,905,889

REAL ESTATE	1,244,160

PROPERTY, PLANT AND EQUIPMENT, net	1,730,439

PATENT AND PURCHASED FORMULAE, net	64,454

LAND USE RIGHTS, net	1,446,059

Total Assets	$15,391,001

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$953,033
Accrued expenses and other current liabilities	1,544,128

Total Current Liabilities	2,497,161

LONG-TERM PAYABLE - LAND USE RIGHT	1,314,814

LONG-TERM DEBT	1,103,521

MINORITY INTEREST	1,342,504

Total Liabilities	6,258,000

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, $0.1208 par value, 32,080,000 shares authorized,
issued and outstanding	3,876,035
Additional paid-in capital	177,487
Statutory surplus reserve and common welfare fund	1,049,826
Retained earnings	3,371,464
Accumulated other comprehensive income:
Foreign currency translation gain	658,189

Total Stockholders' Equity	9,133,001

Total Liabilities and Stockholders' Equity	$15,391,001

.

See accompanying notes to the Consolidated Financial Statements

GANSU DASHENG BIOLOGY SCIENCE AND TECHNOLOGY STOCK CO., LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME For Fiscal Year Ended June 30,

	2007	2006

NET REVENUES	$9,961,792	$7,351,058

COST OF GOODS SOLD	5,832,260	4,105,146

GROSS PROFIT	4,129,532	3,245,912

OPERATING EXPENSES:
Selling expenses	506,943	613,049
General and administrative expenses	895,119	747,488

Total operating expenses	1,402,062	1,360,537

INCOME FROM OPERATIONS	2,727,470	1,885,375

OTHER INCOME (EXPENSE):
Interest expense	(92,670)	(70,214)
Other income	22,952	23,978

Total other income (expense)	(69,718)	(46,236)

INCOME BEFORE INCOME TAXES	2,657,752	1,839,139

INCOME TAXES	-	-

INCOME BEFORE MINORITY INTEREST	2,657,752	1,839,139

MINORITY INTEREST	(666,217)	(339,307)

NET INCOME	1,991,535	1,499,832

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	445,934	212,255

COMPREHENSIVE INCOME	$2,437,469	$1,712,087

NET INCOME PER COMMON SHARE - BASIC AND DILUTED:	$0.06	$0.05

Weighted Common Shares Outstanding - basic and diluted	32,080,000	32,080,000

 See accompanying notes to the Consolidated Financial Statements.

GANSU DASHENG BIOLOGY SCIENCE AND TECHNOLOGY STOCK CO., LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY For Fiscal Year End June 30, 2007

						Accumulated Other
				Statutory Surplus		Comprehensive
	Common Stock, $0.1208 Par Value		Additional	Reserve and		Income	Total
	Number of		Paid-in	Common	Retained	Foreign Currency	Stockholders'
	Shares	Amount	Capital	Welfare Fund	Earnings	Translation Gain	Equity

Balance, July 1, 2005	32,080,000	$ 3,876,035	$ 177,487	$ 225,672	$ 854,358	$ -	$ 5,133,552

Comprehensive income
Net income					1,499,832		1,499,832
Foreign currency translation gain						212,255	212,255

Total comprehensive income							1,712,087

Appropriation to statutory reserves				259,698	(259,698)		-
Appropriation to employee welfare funds					(150,107)		(150,107)

Balance, June 30, 2006	32,080,000	3,876,035	177,487	485,370	1,944,385	212,255	6,695,532

Comprehensive income
Net income					1,991,535		1,991,535
Foreign currency translation gain						445,934	445,934

Total comprehensive income							2,437,469

Appropriation to statutory reserves				564,456	(564,456)		-

Balance, June 30, 2007	32,080,000	$ 3,876,035	$ 177,487	$ 1,049,826	$ 3,371,464	$ 658,189	$ 9,133,001

See accompanying notes to the Consolidated Financial Statements.

GANSU DASHENG BIOLOGY SCIENCE AND TECHNOLOGY STOCK CO., LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS For Fiscal Year Ended June 30,

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,991,534	$1,499,832
Adjustments to reconcile net income to net cash provided by (used in)
operating activities
Depreciation expense	378,333	254,562
Amortization expense	143,801	170,902
Minority interest in net income of consolidated subsidiaries	666,217	339,307
Changes in operating assets and liabilities:
Accounts receivable	(1,357,957)	(199,722)
Inventories	436,803	(347,077)
Prepayments and other current assets	(1,509,370)	(114,220)
Accounts payable	(120,500)	(172,808)
Accrued expenses and other current liabilities	(1,155,607)	(94,475)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(526,746)	1,336,301

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash used for business combination	-	(375,267)
Cash received from business combination	-	336,093
Return of investment in real estate	919,601	-
Purchases of property, plant and equipment	(59,411)	(2,148,406)
Purchase of land use right	(92,380)	-

NET CASH PROVIDED BY (USED) IN INVESTING ACTIVITIES	767,810	(2,187,580)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of loans payable	(262,743)	-
Proceeds from long-term debt	446,663	325,232
Repayment of long-term debt	(601,682)	-
Amounts received from (paid to) related parties	(576,413)	123,453
Appropriation to employee welfare funds	-	(150,107)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(994,175)	298,578

EFFECT OF EXCHANGE RATE CHANGES ON CASH	167,865	112,225

NET DECREASE IN CASH	(585,246)	(440,476)

Cash at beginning of year	1,901,815	2,342,291

Cash at end of year	$1,316,569	$1,901,815

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$92,670	$70,214
Taxes paid	$-	$-

GANSU DASHENG BIOLOGY SCIENCE AND TECHNOLOGY STOCK CO., LTD. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
June 30, 2007

NOTE 1 – ORGANIZATION AND OPERATIONS

Gansu Dasheng Biology Science and Technology Stock Co., Ltd. (“Dasheng” or the “Company”) was incorporated on October 16, 2002, in the City of Lanzhou, Gansu Province, People’s Republic of China (“PRC”). Dasheng engages in developing, manufacturing and marketing artificial microorganisms (“AM”), high-efficiency microorganism (“HM”) based biological bacterium blends, and Bulgarian lactobacillus live stock feed additives for agribusinesses; and commercial real estate investment. As of June 30, 2007, the Company derived all of its revenues and profits from its agribusiness segment and substantially all of Dasheng’s sales were to customers in China.

Merger of Hainan Lüshen Biology Technology Co., Ltd. (“Lüshen”)

In January 2004, Dasheng acquired an 80% interest in Lüshen from an independent third party for RMB0.8 million (equivalent to $96,659 at date of acquisition), which was paid in cash. Lüshen was incorporated on October 12, 2000, in the City of Haikou, Hainan Province, PRC. Lüshen engages in developing, manufacturing and marketing artificial microorganisms (“AM”), high-efficiency microorganism (“HM”) based biological bacterium blends, and biological preservatives.

Merger of Yangling Elemiss Foods Co., Ltd. (“Elemiss”)

In December 2005, Dasheng acquired a 60% interest in Elemiss from an independent third party for RMB3.0 million (equivalent to $371,738 at date of acquisition), which was paid in cash. Elemiss was incorporated on November 25, 2002, in the City of Yangling, Shaanxi Province, PRC. Elemiss engages in developing, manufacturing and marketing artificial microorganism (“AM”) based biological bacterium blends, and Bulgarian lactobacillus live stock feed additives for agribusinesses.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the People’s Republic of China (“PRC GAAP”), the accounting standards used in the place of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company to present them in conformity with U.S. GAAP.

The consolidated financial statements include all accounts of the Company and its majority-owned subsidiaries. All material inter-company balances and transactions have been eliminated. The results of operations for Lüshen and Elemiss have been included in the Consolidated Statements of Income and Comprehensive Income since their dates of acquisition.

Business combination

In accordance with Statement of Financial Accounting Standards No. 141 “Business Combinations”(“SFAS No. 141”)the Company allocates the purchase price of acquired entities to the tangible and intangible assets acquired and liabilities assumed, based on their estimated fair values. The Company engaged an independent third-party appraisal firm to assist management in determining the fair values of certain assets acquired and liabilities assumed. Such a valuation requiredmanagement to make significant estimates and assumptions, especially with respect to intangible assets.

Management makes estimates of fair values based upon assumptions believed to be reasonable. These estimates are based on historical experience and information obtained from the management of the acquired companies. Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from revenues, customer relationships, key management and market positions, assumptions about the period of time the acquired trade names will continue to be used in the Company’s combined product portfolio, and discount rates used to establish fair value. These estimates are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur which may affect the accuracy or validity of such assumptions, estimates or actual results.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Significant estimates include the estimated useful lives of property, plant and equipment, patents and purchased formulae. Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in general and administrativeexpenses.

Outstanding account balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Companydoes not have any off-balance-sheet credit exposure to its customers.

Inventories

The Company values inventories, consisting of finished goods, work in process and raw materials, at the lower of cost or market. Cost is determined on the weighted average cost method. Cost of work in process and finished goods comprises direct labor, direct materials, direct production cost and an allocated portion of production overhead. The Company regularly reviews raw materials and finished goods inventories on hand and, when necessary, records a provision for excess or obsolete inventories based primarily on current selling price and sales prices of confirmed backlog orders.

Real estate

The Company records real estate at cost and values completed real estate development at the lower of cost or market. Cost is determined on the direct cost method. Cost of finished real estate development comprises direct labor, direct materials, direct construction cost and an allocated portion of construction overhead.

Property, plant and equipment

Property, plant and equipment are recorded at cost.  Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred. Depreciation of property, plant and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from three (3) years to 30 years. Leasehold improvements, if any, are amortized on a straight-line basis over the lease period or the estimated useful life, whichever is shorter. Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Land use rights

Land use rights represent the cost to obtain the right to use land in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the lives of the rights, ranging from 17 to 50 years. Upon the sale or completion of real estate development, the related land use right and accumulated amortization will be transferred from the land use rights and accumulated amortization accounts to real estate.

Patent and purchased formulae

The Company has adopted the guidelines as set out in Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”(“SFASNo.142”)for the patentand purchased formulae. Under the requirements as set out in SFAS No. 142, the Company amortizes the costs of acquired patent and formulae over their remaining legal livesor the term of the contract, whichever is shorter. All internally developed process costs incurred to the point when a patent application is to be filed are expensed as incurred and classified as research and developmentcosts. Patent application costs, generally legal costs, thereafter incurred,are capitalizedpending disposition of the individual patent application, and are subsequently either amortized based on the initial patent life granted, generally 15 to 20 years for domestic patents and 5 to 20 years for foreign patents, or expensed if the patent application is rejected.The costs of defending and maintaining patents are expensed as incurred. Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Impairment of long-lived assets

The Company follows Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) for its long-lived assets. The Company’s long-lived assets, which include property, plant and equipment, land use rights, patent and purchased formulae, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. The Company determined that there were no impairments of long-lived assets for the fiscal years ended June 30, 2007 and 2006.

Customer deposits

Customer deposits, included in accrued expenses and other current liabilities, primarily represent amounts received from customers for future delivery of products, all of which were fully or partially refundable depending upon whether customization of products has begun if so required.

Fair value of financial instruments

The Company follows Statement of Financial Accounting Standards No. 107 “Disclosures about Fair Value of Financial Instruments” (“SFAS No. 107”) for its financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash, trade accounts receivable, prepayments and other current assets, accounts payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 (“SAB No. 104”) for revenue recognition. The Company records revenue when persuasive evidence of an arrangement exists, product delivery has occurred and the title and risk of loss transfer to the buyer, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each category of revenue:

Sale of AM, HM, live stock feed additive, and FGW biological preservatives for agribusinesses: The Company derives the majority of its revenue from sales contracts with customers with revenues being generated upon the shipment of goods. Persuasive evidence of an arrangement is demonstrated via invoice, product delivery is evidenced by warehouse shipping log as well as a signed bill of lading from the trucking or rail company and title transfers upon shipment, based on either free on board (“FOB”) factory or destination terms; the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive. When the Company recognizes revenue, no provisions are made for returns because, historically, there have been very few sales returns and adjustments that have impacted the ultimate collection of revenues. Prior to June 30, 2006, a majority of the Company’s sales were on an FOB destination basis; the Company changed the sales term to FOB factory subsequent to June 30, 2006.

Sale of real estate: The Company accounts for sale of real estate in accordance with the Statement of Financial Accounting Standards No. 66 “Accounting for Sales of Real Estate” (“SFAS No. 66”). The Company recognizes revenue from the sale of real estate at the time the sale is closed and the title is transferred from the Company to the buyer. The Company derived no revenue from the sale of real estate as of June 30, 2007.

Shipping and handling costs

The Company accounts for shipping and handling fees in accordance with the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 00-10 “Accounting for Shipping and Handling Fees and Costs” (“EITF Issue No. 00-10”). While amounts charged to customers for shipping product are included in revenues, the related costs are classified in cost of goods sold as incurred. Prior to June 30, 2006, the majority of the Company’s sales were on an FOB destination basis; subsequent to that date the Company changed the sales terms to FOB factory. The Company incurred $113,690 and $130,976 for shipping and handling costs for the fiscal years ended June 30, 2007 and 2006, respectively.

Advertising costs

Advertising costs are expensed as incurred.  The Company incurred $84,453 and $125,471 of advertising cost for the fiscal years ended June 30, 2007 and 2006, respectively.

Income taxes

The Company follows Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of income and comprehensive income in the period that includes the enactment date.

Foreign currency translation

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 “Foreign Currency Translation” (“SFAS No. 52”) and are included in determining net income or loss.

The financial records of the Company are maintained in their local currency, the Renminbi (“RMB”), which is the functional currency. Assets and liabilities are translated from the local currency into the reporting currency, U.S. dollars, at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the consolidated financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining accumulated other comprehensive income in the statement of stockholders’ equity.

RMB is not a fully convertible currency. All foreign exchange transactions involving RMB must take place either through the People's Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand. Translation of amounts from RMB into United States dollars (“US$”) has been made at the following exchange rates for the respective years:

June 30, 2007
Balance sheet                                            RMB 7.6120 to US$1.00
Statement of income and comprehensive income                                                                                                                       RMB 7.8157 to US$1.00
June 30, 2006
Balance sheet                                                            RMB 7.9943 to US$1.00
Statement of income and comprehensive income                                                                                                                       RMB 8.0701 to US$1.00
June 30, 2005
Balance sheet                                                            RMB 8.2765 to US$1.00

Commencing July 21, 2005, China adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of the US dollar against the RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Net gains and losses resulting from foreign exchange transactions are included in the Consolidated Statements of Income and Comprehensive Income. The translation adjustment and effect of exchange rate changes on cash flows at June 30, 2007 were $445,934 and $167,865, respectively.

Comprehensive income

The Company has adopted Statement of Financial Accounting Standards No. 130 “Reporting Comprehensive Income”(“SFAS No. 130”). This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income, for the Company,consists of net income and foreign currency translation adjustments and is presented in the Statements of Income and Comprehensive Income and Stockholders’Equity.

Segment reporting

The Company follows Statement of Financial Accounting Standards No. 131 “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”). SFAS No. 131 requires that a company report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company identifies its reportable segments by reviewing the nature of products sold, nature of the production processes, type and class of customer, methods to distribute product and nature of regulatory environment. The Company principally operates in two reportable segments: (1) micro-organic agent segment, consisting of facilities manufacturing and marketing artificial microorganisms (“AM”), high-efficiency microorganism (“HM”) based biological bacterium blends, Bulgarian lactobacillus live stock feed additive; and biological preservatives for agribusinesses and (2) real estate segment principally consisting of commercial real estate investment property.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Recently issued accounting pronouncements

On June 5, 2003, the United States Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8760 on December 15, 2006. Commencing with its annual report for the fiscal year ending June 30, 2008, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement

•	of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•	of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•	of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, in the following fiscal year, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

On September 15, 2006, the FASB issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On September 15, 2006, FASB issued FASB Statement No. 158“Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R)” (“SFAS No. 158”).  SFAS No. 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. SFAS No. 158 is effective as of the end of the fiscal year ending after December 15, 2006 for an employer with publicly traded equity securities. The Company does not anticipate that the adoption of this statement will have any effect on the Company’s financial condition and results of operations since the Company does not have any defined benefit or other postretirement plans.

On February 15, 2007, the FASB issued FASB Statement No. 159“The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3- ACQUISITION

Elemiss

The acquisition of Elemiss was accounted for using the purchase method in accordance with SFAS No. 141 “Business Combinations” by allocating the purchase price over the assets acquired, including intangible assets, and liabilities assumed, based on their estimated fair values at the date of acquisition. The excess of the net assets acquired and the liabilities assumed over the purchase price was recorded as a proportional reduction of property, plant and equipment. The purchase price has been allocated to the assets and liabilities as follows:

Cash	$344,685
Accounts receivable, net of allowance for doubtful accounts	261,971
Inventories	278,405
Due from related parties	118,096
Prepayments and other current assets	315,832
Property, plant and equipment	14,604

Accounts payable	(276,558)
Accrued expenses and other current liabilities	(437,472)

Total value	619,563

Less: Minority interest	(247,825)

Total purchase price	$371,738

NOTE 4 – INVENTORIES

Inventories at June 30, 2007, consisted of the following:

Raw materials	$592,207
Work in process	32,003
Finished goods	209,226
$833,436

NOTE 5 – PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets at June 30, 2007consistedof the following:

Receivable on real estate investment (a)	$919,601
Prepayments for raw materials	457,325
Prepayments for rent	537,638
Other receivables	511,029
$2,425,593

(a)	On November 27, 2007, the receivable was paid (See Note 19(ii)).

NOTE 6 – REAL ESTATE

On March 19, 2005, the Company signed a joint development agreement with an unrelated real estate development concern (“Developer”). Under the agreement, the Company was required to (1) invest RMB14 million (equivalent to $1,924,002 at date of signing), (2) finish development planning and (3) obtain government zoning approval and the Developer was required to invest RMB71 million (equivalent to $8,578,505 at date of signing). Upon completion of Phase I, representing approximately 50% of the Company owned land use rights in the City of Lanzhou, the Company will be paid RMB7 million (equivalent to $845,768 at date of signing) in addition to receiving ownership of all the first floor retail units and the basement, to be divided and sold as a parking lot, with the Developer retaining all remaining units. Upon completion of Phase II, which concerns the development of the remaining 50% of the land use rights, the Company and the Developer will be entitled to 29% and 71% of the net profits, respectively. On June 30, 2005 the Company transferred the land use right associated with Phase I valued at RMB2,929,686 (equivalent to $353,976 at date of transfer) less accumulated amortization of RMB459,142 (equivalent to $55,475 at date of transfer)  from the land use right account and reclassified the net amount to real estate, with no further amortization of the land use right to be taken.

On December 31, 2006, Phase I was completed and the Company recorded the RMB7 million (equivalent to $919,601 at June 30, 2007) due the Company as a receivable (See Note 5) and reduced its investment cost basis from RMB14,000,000 (equivalent to $1,839,201 at June 30, 2007)  to RMB7,000,000 (equivalent to $919,600 at June 30, 2007).

Real estateat June 30, 2007 consistedof the following:

Investment in real estate	$919,600
Land use rights, net of accumulated amortization	324,560
$1,244,160

NOTE 7 – PROPERTY, PLANT AND EQUIPMENT

At June 30, 2007, property, plant and equipment consisted of the following:

	Estimated useful life (Years)

Buildings and improvements	15-30	$1,436,833
Machinery and equipment	6-8	1,125,183
Transportation equipment	6-8	232,656
Office equipment	6-8	56,525
		2,851,197

Less: Accumulated depreciation		(1,120,758)

		$1,730,439

(a)            Depreciation and amortization expense

Depreciation and amortization expense for the fiscal years ended June 30, 2007 and 2006 was $368,862 and $251,463, respectively.

NOTE 8 – LAND USE RIGHTS

Upon formation of the Company on October 16, 2002, a stockholder of the Company contributed a land use right valued at RMB5,859,372 (equivalent to $707,952 at date of formation), the cost basis of the stockholder, giving the Company the right to use the specified land until July 23, 2019. The purchase price is being amortized over the term of the right, which is 17 years. On March 19, 2005, the Company signed the joint development agreement (See Note 6) which concerned this land use right.

Upon acquisition of Lüshen on January 1, 2004, the Company, through Lüshen obtained a land use right from the Chinese government, for RMB10,008,364.80 (equivalent to $1,200,381 at the date of acquisition by Lüshen), net of accumulated amortization of RMB861,831 (equivalent to $95,260 at the date of Lüshen acquisition) the right to use certain land until May 18, 2031. The fair value is being amortized over the remaining term of the right, which is approximately 27 years. The payment of the original purchase price was deferred and due on or before June 24, 2011 (See Note 11).

On August 17, 2006, Elemiss entered into an agreement with and obtained a certificate of a land use right from the Chinese government, whereby Elemiss acquired for RMB703,200 (equivalent to $88,247 at date of acquisition) the right to use certain land until August 16, 2056. The purchase price is being amortized over the term of the right, which is 50 years.

At June 30, 2007, the land use rights at cost, less accumulated amortization consisted of the following:

	Dasheng	Lüshen	Elemiss	Total

Land use rights	$384,877	$1,342,123	$92,380	$1,819,380
Less: Accumulated amortization	(101,679)	(270,102)	(1,540)	(373,321)
	$283,198	$1,072,021	$90,840	$1,446,059

(a)            Amortization expense

Amortization expense for the fiscal years ended June 30, 2007 and 2006 amounted to $65,296 and $61,786, respectively. Amortization expense for the next five years is approximately $65,296 per year.

NOTE 9 – PATENT AND PURCHASED FORMULAE

At June 30, 2007, patent and purchased formulae at cost, less accumulated amortization consisted of the following:

Patent and purchased formulae	$403,171
Less: Accumulated amortization	(338,717)
$64,454

For the fiscal years ended June 30, 2007 and 2006, amortization expense amounted to $74,756 and $107,511, respectively. Amortization expense for the remaining fiscal year ending June 30, 2008 is $64,454.

NOTE 10 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilitiesat June 30, 2007 consistedof the following:

Accrued expenses	$513,837
Customer deposits	349,286
Other payables and accruals	469,241
Staff and workers’welfare and bonus fund	211,764
$1,544,128

NOTE 11 – LONG-TERM PAYABLE - LAND USE RIGHTS

Upon the acquisition of Lüshen on January 1, 2004, the Company, through Lüshen obtained a land use right from the Chinese government, for RMB10,008,364.80 (equivalent to $1,200,381 at the date of acquisition by Lüshen), net of accumulated amortization of RMB861,831 (equivalent to $95,260 at the date of acquisition) until May 18, 2031. The purchase price is being amortized over the term of the right, which is approximately 27 years. The payment of the original purchase price was deferred and due on or before June 24, 2011 (See Note 8). The long-term payable bears no interest.

NOTE 12 – LONG-TERM DEBT

At June 30, 2007, long-term debt consisted of the following:

Long-term debt, unsecured, with interest at 9.35% per annum payable yearly, with principal due November 23, 2008.	$656,858
Long-term debt, unsecured, with interest at 7.11% per annum payable quarterly, with principal due December 4, 2009.	446,663
Total long-term debt	$1,103,521

NOTE 13 – RELATED PARTY TRANSACTIONS

(i) Office space

The Company has been provided office space in the City of Lanzhou, Gansu Province, PRC by its Chief Executive Officer and a stockholder at no cost.

(ii) Operating lease from a related party

On December 1, 2006, Lüshen entered into a non-cancellable operating leaseforits manufacturing facility in Hainan Province from Dasheng Industries Co., Ltd., an affiliate of the Company, expiring November 30, 2026.  Lüshen prepaid the total lease obligation of RMB3.0 million (equivalent to $394,115 at June 30, 2007) upon signing the lease, which approximates the present fair market value of the lease.

(iii) Purchases from and sales to a related party

The Company purchased certain raw materials from and sold certain products to Dasheng Trading Co., Ltd. (“Dasheng Trading”), a stockholder of the Company and an entity controlled by the Company’s Chairman and CEO. For the fiscal years ended June 30, 2007 and 2006, total purchases from Dasheng Trading amounted to $524,576 and $432,951 representing 16.4% and 15.2% of total purchases of the Company, respectively and total sales amounted to $0 and $13,940.

(iv) Due from related parties

Due from related parties at June 30, 2007, consisted of the following:

Due from Weiye Forestry Ecosystem and Development Co., Ltd. for the sale of forestry development rights (a)	$1,371,432
Due from Dasheng Trading Co., Ltd.	198,515
Advances to stockholders/officers (b)	1,580,019

$3,149,966

(a)	On March 3, 2007, the Company sold its forestry development rights to Weiye Forestry Ecosystem and Development Co., Ltd., an affiliate of the Company, at the Company’s cost basis.

          (b)       The advances bear no interest and have no formal repayment terms.

NOTE 14 – INCOME TAXES

Substantially all of the Company’s taxable income and related tax expense are from PRC sources. Dasheng, Lüshenand Elemiss file separate income tax returns under the Income Tax Law of the People’s Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the “PRC Income Tax Law”). In accordance with the relevant income tax laws, the profits of the Company derived from agribusiness are fully exempted from income taxes and the profits of the Company derived from real estate are subject to income taxes. As of June 30, 2007, the Company derived all of its revenues and profits from its agribusiness segment.

NOTE 15 ?C COMMITMENTS AND CONTINGENCIES

(i) Operating leases

The Company leases its offices in Gansu Province, ShaanxiProvince and Hainan Province, including commercial office spaceand manufacturing facilitiesunder non-cancellable operating leases expiring through November 30, 2026. Future minimum lease payments required under these non-cancelable operating leases are only for the remaining fiscal year ending June 30, 2008, and are $51,130.

For the fiscal years ended June 30, 2007 and 2006, rent expense relating to operating leases amounted to $142,050 and $120,832, respectively.

NOTE 16 – CONCENTRATIONS AND CREDIT RISK

(i) Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents.  As of June 30, 2007, substantially all of the Company’s cash and cash equivalentswere held by major financial institutions located in the PRC, none of which are insured. However, the Company has not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

(ii) Vendor Concentrations

Dasheng Trading and two unrelated vendors accounted for 16.4%, 7.8%, 2.8%, and 1.3%, 18.5% and 11.7% of total purchases for the year ended June 30, 2007 and trade accounts payable as of June 30, 2007, respectively. Dasheng Trading and those same two unrelated vendors accounted for 15.2%, 2.8%, 6.9%, and 0.0%, 18.2% and 7.4% of total purchases for the year ended June 30, 2006 and trade accounts payable as of June 30, 2006, respectively.

NOTE 17 - FOREIGN OPERATIONS

(i) Operations

Substantially all of the Company’s operations are carried out and all of its assets are located in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency fluctuation and remittances and methods of taxation, among other things.

(ii) Dividends and Reserves

Under the laws of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following: (i) cumulative prior years’ losses, if any; (ii) allocations to the “Statutory Surplus Reserve” of at least 10% of net income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital; (iii) allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory Common Welfare Fund”, which is established for the purpose of providing employee facilities and other collective benefits to employees in PRC; and (iv) allocations to any discretionary surplus reserve, if approved by stockholders.

As of June 30, 2007, the Company established and segregated in retained earnings an aggregate amount for the Statutory Surplus Reserve and the Statutory Common Welfare Fund of $1,049,826.

NOTE 18 - SEGMENT INFORMATION

The Company operates in two reportable segments: micro-organic agent segment and real estate segment.

The segments are organized as follows:

Segment & Entity	Business Activity

Organic fertilizer
Dasheng, Lüshen and Elemiss
Manufacturing and marketing of artificial microorganisms (“AM”), high-efficiency microorganisms (“HM”) based biological bacterium blends, and Bulgarian lactobacillus live stock feed additives for agribusinesses; and biological preservative.

Real estate
Dasheng	Commercial real estate investment

Segment information by product and by geographic area for the year ended June 30, 2007, the only year there was more than one segment, are shown below.

The following table provides segment information by product:

	As of and for the year ended June 30, 2007
	Micro-organic agent	Real estate	Total

NET SALES
Unaffiliated customers	$9,961,792	$-	$9,961,792
Inter-segment	-	-	-
Total sales	9,961792	-	9,961792

COST OF GOODS SOLD	5,832,260	-	5,832,260

GROSS PROFIT	4,129,532	-	4,129,532

OPERATING EXPENSES
Selling expenses	506,943	-	506,943
General and administrative expenses	895,119	-	895,119

Total operating expenses	1,402,062	-	1,402,062

INCOME FROM OPERATIONS	$2,727,470	$-	$2,727,470

TOTAL ASSETS	$15,391,001	$1,244,160	$14,146,861

Segment information by geographic area:

The Company derived all of its revenues and profits in the PRC.

NOTE 19 - SUBSEQUENT EVENTS

(i) Entry into an operating lease

On September 5, 2007, Elemiss entered into a non-cancelable operating lease for office space expiring on September 4, 2008. Elemiss paid the total lease obligation of RMB180,000 (equivalent to $23,828 at date of signing) in full upon signing of the lease.

(ii) Return of real estate investment

On November 27, 2007, the Company received the RMB7 million (equivalent to $919,601 at June 30, 2007) from the Developer per the joint development agreement (See Note 6).

GANSU DASHENG BIOLOGY SCIENCE AND TECHNOLOGY STOCK CO., LTD. AND SUBSIDIARIES

September 30, 2007

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Contents                                                                                                                                                           Page(s)

Notes to the Consolidated Financial Statements ...............................................................................................................................................F-6 to F-12

GANSU DASHENG BIOLOGY SCIENCE AND TECHNOLOGY STOCK CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET September 30, 2007

(Unaudited)

ASSETS
CURRENT ASSETS:
Cash	$2,480,798
Accounts receivable, net of allowance for doubtful accounts of $ 243,398	4,143,687
Inventories	619,725
Due from related parties	2,530,130
Prepayments and other current assets	2,567,662

Total Current Assets	12,342,002

REAL ESTATE	1,263,952

PROPERTY, PLANT AND EQUIPMENT, net	1,704,269

PATENT AND PURCHASED FORMULAE, net	45,985

LAND USE RIGHT, net	1,451,959

Total Assets	$16,808,167

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,375,962
Accrued expenses and other current liabilities	1,497,412

Total Current Liabilities	2,873,374

LONG-TERM PAYABLE, LAND USE RIGHT	1,335,731

LONG-TERM DEBT	1,121,076

MINORITY INTEREST	1,513,746

Total Liabilities	6,843,927

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Common stock, $0.1208 par value, 32,080,000 shares authorized,
issued and outstanding	3,876,035
Additional paid-in capital	177,487
Statutory reserves	1,049,826
Retained earnings	4,027,319
Accumulated other comprehensive income:
Foreign currency translation gain	833,573

Total Stockholders' Equity	9,964,240

Total Liabilities and Stockholders' Equity	$16,808,167

See accompanying notes to the Consolidated Financial Statements.

F - 2

GANSU DASHENG BIOLOGY SCIENCE AND TECHNOLOGY STOCK CO., LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited) For the Three Months Ended September 30,

	2007	2006

NET REVENUES	$3,006,437	$2,168,862

COST OF GOODS SOLD	1,811,755	1,377,124

GROSS PROFIT	1,194,682	791,738

OPERATING EXPENSES:
Selling expenses	150,077	120,716
General and administrative expenses	199,670	221,646

Total operating expenses	349,747	342,362

INCOME FROM OPERATIONS	844,935	449,376

OTHER INCOME (EXPENSE):
Interest expense	(22,383)	(11,400)
Other income	4,546	978

Total other income (expense)	(17,837)	(10,422)

INCOME BEFORE INCOME TAXES	827,098	438,954

INCOME TAXES	-	-

INCOME BEFORE MINORITY INTEREST	827,098	438,954

MINORITY INTEREST	(171,243)	(136,607)

NET INCOME	655,855	302,347

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	175,384	88,670

COMPREHENSIVE INCOME	$831,239	$391,017

NET INCOME PER COMMON SHARE - BASIC AND DILUTED:	$0.02	$0.01

Weighted Common Shares Outstanding - basic and diluted	32,080,000	32,080,000

See accompanying notes to the Consolidated Financial Statements.

F - 3

GANSU DASHENG BIOLOGY SCIENCE AND TECHNOLOGY STOCK CO., LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY For the Three Months Ended September 30, 2007 (Unaudited)

						Accumulated Other
				Statutory Surplus		Comprehensive
	Common Stock, $0.1208 Par Value		Additional	Reserve and		Income	Total
	Number of		Paid-in	Common	Retained	Foreign Currency	Stockholders'
	Shares	Amount	Capital	Welfare Fund	Earnings	Translation Gain	Equity

Balance, June 30, 2006	32,080,000	$ 3,876,035	$ 177,487	$ 485,370	$ 1,944,385	$ 212,255	$ 6,695,532

Comprehensive income
Net income					1,991,535		1,991,535
Foreign currency translation gain						445,934	445,934

Total comprehensive income							2,437,469

Appropriation to statutory reserves				564,456	(564,456)		-

Balance, June 30, 2007	32,080,000	3,876,035	177,487	1,049,826	3,371,464	658,189	9,133,001

Comprehensive income
Net income					655,855		655,855
Foreign currency translation gain						175,384	175,384

Total comprehensive income							831,239

Balance, September 30, 2007	32,080,000	$ 3,876,035	$ 177,487	$ 1,049,826	$ 4,027,319	$ 833,573	$ 9,964,240

See accompanying notes to the Consolidated Financial Statements.
F - 4

GANSU DASHENG BIOLOGY SCIENCE AND TECHNOLOGY STOCK CO., LTD. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Three Months Ended
	September 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$655,855	$302,347
Adjustments to reconcile net income to net cash used in
operating activities
Depreciation expense	74,897	90,620
Amortization expense	36,600	34,379
Minority interest in net loss of consolidated subsidiaries	171,243	136,607
Changes in operating assets and liabilities:
Accounts receivable	(1,200,754)	(622,316)
Inventories	228,764	19,388
Prepayments and other current assets	(103,480)	102,077
Accounts payable	695,756	(257,415)
Accrued expenses and other current liabilities	(1,217,448)	(1,145,725)

NET CASH USED IN OPERATING ACTIVITIES	(658,567)	(1,340,038)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(21,198)	-
Purchase of land use right	-	(88,968)

NET CASH USED IN INVESTING ACTIVITIES	(21,198)	(88,968)

CASH FLOWS FROM FINANCING ACTIVITIES:
Amounts received from related parties	1,816,110	988,256

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,816,110	988,256

EFFECT OF EXCHANGE RATE CHANGES ON CASH	27,884	25,419

NET INCREASE (DECREASE) IN CASH	1,164,229	(415,331)

Cash at beginning of period	1,316,569	1,901,815

Cash at end of period (DOESN'T AGREE TO BS)	$2,480,798	$1,486,484

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$22,383	$11,400
Taxes paid	$-	$-

See accompanying notes to the Consolidated Financial Statements.
F - 5

GANSU DASHENG BIOLOGY SCIENCE AND TECHNOLOGY STOCK CO., LTD. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
September 30, 2007
(Unaudited)

NOTE 1 – ORGANIZATION AND OPERATIONS

Gansu Dasheng Biology Science and Technology Stock Co., Ltd. (“Dasheng” or the “Company”) was incorporated on October 16, 2002, in the City of Lanzhou, Gansu Province, People’s Republic of China (“PRC”). Dasheng engages in developing, manufacturing and marketing artificial microorganisms (“AM”), high-efficiency microorganisms (“HM”) based biological bacterium blends, and Bulgarian lactobacillus live stock feed additives for agribusinesses; and commercial real estate investment. As of September 30, 2007, the Company derived all of its revenues and profits from its agribusiness segment and substantially all of Dasheng’s sales were to customers in China.

Merger of Hainan Lüshen Biology Technology Co., Ltd. (“Lüshen”)

In January 2004, Dasheng acquired an 80% interest in Lüshen from an independent third party for RMB0.8 million (equivalent to $96,659 at date of acquisition), which was paid in cash. Lüshen was incorporated on October 12, 2000, in the City of Haikou, Hainan Province, PRC. Lüshen engages in developing, manufacturing and marketing artificial microorganisms (“AM”), high-efficiency microorganisms (“HM”) based biological bacterium blends, and biological preservatives.

Merger of Yangling Elemiss Foods Co., Ltd. (“Elemiss”)

In December 2005, Dasheng acquired a 60% interest in Elemiss from an independent third party for RMB3.0 million (equivalent to $371,738 at date of acquisition), which was paid in cash. Elemiss was incorporated on November 25, 2002, in the City of Yangling, Shaanxi Province, PRC. Elemiss engages in developing, manufacturing and marketing artificial microorganisms (“AM”) based biological bacterium blends, and Bulgarian lactobacillus live stock feed additives for agribusinesses.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the People’s Republic of China (“PRC GAAP”), the accounting standards used in the place of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company to present them in conformity with U.S. GAAP.

The consolidated financial statements include all accounts of the Company and its majority-owned subsidiaries. All material inter-company balances and transactions have been eliminated. The results of operations for Lüshen and Elemiss have been included in the Consolidated Statements of Income and Comprehensive Income since their dates of acquisition.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Significant estimates include the estimated useful lives of property, plant and equipment, patents and purchased formulae. Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

F- 6

Trade accounts receivable

Trade accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience, customer specific facts and economic conditions. Bad debt expense is included in general and administrative expenses.

Outstanding account balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure to its customers.

Inventories

The Company values inventories, consisting of finished goods, work in process and raw materials, at the lower of cost or market. Cost is determined on the weighted average cost method. Cost of work in process and finished goods comprises direct labor, direct materials, direct production cost and an allocated portion of production overhead. The Company regularly reviews raw materials and finished goods inventories on hand and, when necessary, records a provision for excess or obsolete inventories based primarily on current selling price and sales prices of confirmed backlog orders.

Real estate

The Company records real estate at cost and values completed real estate development at the lower of cost or market. Cost is determined on the direct cost method. Cost of finished real estate development comprises direct labor, direct materials, direct construction cost and an allocated portion of construction overhead.

Property, plant and equipment

Property, plant and equipment are recorded at cost.  Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred. Depreciation of property, plant and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from three (3) years to 30 years. Leasehold improvements, if any, are amortized on a straight-line basis over the lease period or the estimated useful life, whichever is shorter. Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Land use rights

Land use rights represent the cost to obtain the right to use land in the PRC. Land use rights are carried at cost and amortized on a straight-line basis over the lives of the rights, ranging from 17 to 50 years. Upon the sale or completion of real estate development, the related land use right and accumulated amortization will be transferred from the land use rights and accumulated amortization accounts to real estate.

Patent and purchased formulae

The Company has adopted the guidelines as set out in Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets??/FONT>(“SFASNo.142”)for the patentand purchased formulae. Under the requirements as set out in SFAS No. 142, the Company amortizes the costs of acquired patent and formulae over their remaining legal livesor the term of the contract, whichever is shorter. All internally developed process costs incurred to the point when a patent application is to be filed are expensed as incurred and classified as research and developmentcosts. Patent application costs, generally legal costs, thereafter incurred,are capitalizedpending disposition of the individual patent application, and are subsequently either amortized based on the initial patent lifegranted, generally 15 to 20 years for domestic patents and 5 to 20 years for foreign patents, or expensed if the patent application is rejected.The costs of defending and maintaining patents are expensed as incurred. Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Impairment of long-lived assets

The Company follows Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) for its long-lived assets. The Company’s long-lived assets, which include property, plant and equipment, land use rights, patent and purchased formulae, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

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The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives. The Company determined that there were no impairments of long-lived assets for the three months ended September 30, 2007 and 2006.

Customer deposits

Customer deposits, included in accrued expenses and other current liabilities, primarily represent amounts received from customers for future delivery of products, all of which were fully or partially refundable depending upon whether customization of products has begun if so required.

Fair value of financial instruments

The Company follows Statement of Financial Accounting Standards No. 107 “Disclosures about Fair Value of Financial Instruments” (“SFAS No. 107”) for its financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties.  The carrying amounts of financial assets and liabilities, such as cash, trade accounts receivable, prepayments and other current assets, accounts payable, accrued expenses and other current liabilities, approximate their fair values because of the short maturity of these instruments.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 (“SAB No. 104”) for revenue recognition. The Company records revenue when persuasive evidence of an arrangement exists, product delivery has occurred and the title and risk of loss transfer to the buyer, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each category of revenue:

Sale of AM, HM, live stock feed additive, and FGW biological preservative for agribusiness: The Company derives the majority of its revenue from sales contracts with customers with revenues being generated upon the shipment of goods. Persuasive evidence of an arrangement is demonstrated via invoice, product delivery is evidenced by warehouse shipping log as well as a signed bill of lading from the trucking or rail company and title transfers upon shipment, based on either free on board (“FOB”) factory or destination terms; the sales price to the customer is fixed upon acceptance of the purchase order and there is no separate sales rebate, discount, or volume incentive. When the Company recognizes revenue, no provisions are made for returns because, historically, there have been very few sales returns and adjustments that have impacted the ultimate collection of revenues. Prior to June 30, 2006, a majority of the Company’s sales were on an FOB destination basis; the Company changed the sales term to FOB factory subsequent to June 30, 2006.

Sale of real estate: The Company accounts for sale of real estate in accordance with the Statement of Financial Accounting Standards No. 66 “Accounting for Sales of Real Estate” (“SFAS No. 66”). The Company recognizes revenue from the sale of real estate at the time the sale is closed and the title is transferred from the Company to the buyer. The Company derived no revenue from the sale of real estate as of September 30, 2007.

Shipping and handling costs

The Company accounts for shipping and handling fees in accordance with the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 00-10 “Accounting for Shipping and Handling Fees and Costs” (“EITF Issue No. 00-10”). While amounts charged to customers for shipping product are included in revenues, the related costs are classified in cost of goods sold as incurred. Prior to June 30, 2006, the majority of the Company’s sales were on an FOB destination basis; subsequent to that date the Company changed the sales terms to FOB factory. The Company incurred $18,551 and $31,596 for shipping and handling costs for the three months ended September 30, 2007 and 2006, respectively.

Advertising costs

Advertising costs are expensed as incurred.  The Company incurred $18,349 and $22,547 of advertising cost for the three months ended September 30, 2007 and 2006, respectively.

Income taxes

The Company follows Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“SFAS No. 109”), which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of income and comprehensive income in the period that includes the enactment date.

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Foreign currency translation

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52 “Foreign Currency Translation” (“SFAS No. 52”) and are included in determining net income or loss.

The financial records of the Company are maintained in their local currency, the Renminbi (“RMB”), which is the functional currency. Assets and liabilities are translated from the local currency into the reporting currency, U.S. dollars, at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the consolidated financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining accumulated other comprehensive income in the statement of stockholders’ equity.

RMB is not a fully convertible currency. All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange. The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand. Translation of amounts from RMB into United States dollars (“US$”) has been made at the following exchange rates for the respective periods:

September 30, 2007
Balance sheet                                                            RMB 7.4928 to US$1.00
Statement of income and comprehensive income                                                                                                                       RMB 7.5579 to US$1.00
September 30, 2006
Balance sheet                                                            RMB 7.9040 to US$1.00
Statement of income and comprehensive income                                                                                                                       RMB 7.9659 to US$1.00

Commencing July 21, 2005, China adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies. The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per US dollar to approximately RMB 8.11 per US dollar on July 21, 2005. Since then, the PBOC administers and regulates the exchange rate of the US dollar against the RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Net gains and losses resulting from foreign exchange transactions are included in the Consolidated Statements of Income and Comprehensive Income. The translation adjustment and effect of exchange rate changes on cash flows at September 30, 2007 were $175,384 and $27,884, respectively.

Comprehensive income

The Company has adopted Statement of Financial Accounting Standards No. 130 “Reporting Comprehensive Income”(“SFAS No. 130”). This statement establishes rules for the reporting of comprehensive income and its components. Comprehensive income, for the Company,consists of net income and foreign currency translation adjustments and is presented in the Statements of Income and Comprehensive Income and Stockholders’Equity.

Segment reporting

The Company follows Statement of Financial Accounting Standards No. 131 “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”). SFAS No. 131 requires that a company report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company identifies its reportable segments by reviewing the nature of products sold, nature of the production processes, type and class of customer, methods to distribute product and nature of regulatory environment. The Company principally operates in two reportable segments: (1) micro-organic agent segment, consisting of facilities manufacturing and marketing artificial microorganisms (“AM”), high-efficiency microorganisms (“HM”) based biological bacterium blends, Bulgarian lactobacillus live stock feed additive; and biological preservative for agribusinesses and (2) real estate segment principally consisting of commercial real estate investment property.

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Commitments and contingencies

Liabilitiesfor loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Recently issued accounting pronouncements

On June 5, 2003, the United States Securities and Exchange Commission (“SEC”) adopted final rules under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), as amended by SEC Release No. 33-8760 on December 15, 2006. Commencing with its annual report for the fiscal year ending June 30, 2008, the Company will be required to include a report of management on its internal control over financial reporting. The internal control report must include a statement

•	of management’s responsibility for establishing and maintaining adequate internal control over its financial reporting;

•	of management’s assessment of the effectiveness of its internal control over financial reporting as of year end; and

•	of the framework used by management to evaluate the effectiveness of the Company’s internal control over financial reporting.

Furthermore, in the following fiscal year, it is required to file the auditor’s attestation report separately on the Company’s internal control over financial reporting on whether it believes that the Company has maintained, in all material respects, effective internal control over financial reporting.

On September 15, 2006, the FASB issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007.  The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

On September 15, 2006, FASB issued FASB Statement No. 158“Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No 87, 88, 106 and 132(R)” (“SFAS No. 158”).  SFAS No. 158 requires the recognition of the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in the statement of financial position and the recognition of changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires the measurement of the funded status of a plan as of the date of the year-end statement of financial position. SFAS No. 158 is effective as of the end of the fiscal year ending after December 15, 2006 for an employer with publicly traded equity securities. The Company does not anticipate that the adoption of this statement will have any effect on the Company’s financial condition and results of operations since the Company does not have any defined benefit or other postretirement plans.

On February 15, 2007, the FASB issued FASB Statement No. 159“The Fair Value Option for Financial Assets and Financial Liabilities: Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits all entities to elect to measure many financial instruments and certain other items at fair value with changes in fair value reported in earnings. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007, with earlier adoption permitted. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

NOTE 3 – INVENTORIES

Inventories at September 30, 2007, consisted of the following:

Raw materials	$233,597
Work in process	296,733
Finished goods	89,395
$619,725

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NOTE 4 – RELATED PARTY TRANSACTIONS

(i) Office space

The Company has been provided office space in the City of Lanzhou, Gansu Province, PRC by its Chief Executive Officer and a stockholder at no cost.

(ii) Purchases from a related party

The Company purchased certain raw materials from and sold certain products to Dasheng Trading Co., Ltd. (“Dasheng Trading”), a stockholder of the Company and an entity controlled by the Company’s Chairman and CEO. For the three months ended September 30, 2007 and 2006, total purchases from Dasheng Trading amounted to $531,286 and $114,207 representing 58.4% and 33.7% of total purchases of the Company, respectively.

(iii) Due from related parties

Due from related parties at September 30, 2007, consisted of the following:

Due from Weiye Forestry Ecosystem and Development Co., Ltd. for the sale of forestry development rights (a)	$1,393,249
Due from Dasheng Trading Co., Ltd.	201,673
Advances stockholders/officers (b)	935,208

$2,530,130

(a)	On March 3, 2007, the Company sold its forestry development rights to Weiye Forestry Ecosystem and Development Co., Ltd., an affiliate of the Company, at the Company’s cost basis.

  (b)            The advances bear no interest and have no formal repayment terms.

NOTE 5 – CONCENTRATIONS AND CREDIT RISK

(i) Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents.  As of September 30, 2007, substantially all of the Company’s cash and cash equivalentswere held by major financial institutions located in the PRC, none of which are insured. However, the Company has not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

(ii) Vendor Concentrations

Dasheng Trading accounted for 58.4% and 3.3% of total purchases for the three months ended September 30, 2007 and trade accounts payable as of September 30, 2007, respectively. Dasheng Trading accounted for 33.7% and 0.0% of total purchases for the three months ended September 30, 2006 and trade accounts payable as of September 30, 2006, respectively.

NOTE 6 - FOREIGN OPERATIONS

(i) Operations

Substantially all of the Company’s operations are carried out and all of its assets are located in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency fluctuation and remittances and methods of taxation, among other things.

(ii) Dividends and Reserves

Under the laws of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following: (i) cumulative prior years’ losses, if any; (ii) allocations to the “Statutory Surplus Reserve” of at least 10% of net income after tax, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company’s registered capital; (iii) allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company’s “Statutory Common Welfare Fund”, which is established for the purpose of providing employee facilities and other collective benefits to employees in PRC; and (iv) allocations to any discretionary surplus reserve, if approved by stockholders.

As of September 30, 2007, the Company established and segregated in retained earnings an aggregate amount for the Statutory Surplus Reserve and the Statutory Common Welfare Fund of $1,049,826.

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NOTE 7 - SEGMENT INFORMATION

The Company principally operates in two reportable segments: micro-organic agent segment and real estate segment.

The segments are organized as follows:

Segment & Entity	Business Activity

Organic fertilizer
Dasheng, Lüshen and Elemiss
Manufacturing and marketing of artificial microorganisms (“AM”), high-efficiency microorganisms (“HM”) based biological bacterium blends, and Bulgarian lactobacillus live stock feed additives for agribusinesses; and biological preservative.

Real estate
Dasheng	Commercial real estate investment

Segment information by product andby geographic area for the three monthsended September 30, 2007, the only period there was more than one segment, are shown below.

The following table provides segment information by product:

	As of and for the three months ended September 30, 2007
	Micro-organic agent	Real estate	Total

NET SALES
Unaffiliated customers	$3,006,437	$-	$3,006,437
Inter-segment	-	-	-
Total sales	3,006,437	-	3,006,437

COST OF GOODS SOLD	1,811,755	-	1,811,755

GROSS PROFIT	1,194,682	-	1,194,682

OPERATING EXPENSES
Selling expenses	150,077	-	150,077
General and administrative expenses	199,670	-	199,670

Total operating expenses	349,747	-	349,747

INCOME FROM OPERATIONS	$844,935	$-	$844,935

TOTAL ASSETS	$16,808,167	$1,263,952	$15,544,215

Segment information by geographic area:

The Company derived all of its revenues and profits in the PRC.

NOTE 8 - SUBSEQUENT EVENT

(i) Return of real estate investment

On November 27, 2007, the Company received the RMB7 million (equivalent to $934,230 at September 30, 2007) from the Developer per the joint development agreement.

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